Exhibit 4.15

Stanley Higgins
Director
Listing Qualifications
The Nasdaq Stock Market LLC
+1 301 978 8041

Sent via Electronic Delivery to:bnaccarato@perma-fix. com

October 29, 2013

Mr. Ben Naccarato
Vice President and Chief Financial Officer
Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, GA 30350

Re:	Perma-Fix Environmental Services, Inc. (the “Company”) Nasdaq Symbol: PESI

Dear Mr. Naccarato:

On December 4, 2012, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from October 15 through October 28, 2013, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

If you have any questions, please contact Shawn Abdool, Lead Analyst, at +1 301 978 8030.

Sincerely,

The NASDAQ Stock Market LLC ● 805 King Farm Blvd. ● Rockville, MD 20850 ● USA ● WWW.nasdaqomx.com